Preliminary Pricing Supplement (To the Prospectus dated August 31, 2010, the Prospectus Supplement dated May 27, 2011 and the Index Supplement dated May 31, 2011)	Filed Pursuant to Rule 424(b)(2) Registration No. 333-169119

The information in this preliminary pricing supplement is not complete and may be changed. This preliminary pricing supplement and the accompanying prospectus, prospectus supplement and index supplement do not constitute an offer to sell these securities, and we are not soliciting an offer to buy these securities in any state where the offer or sale is not permitted.

Subject to Completion

Preliminary Pricing Supplement dated May 29, 2013

$[—] Contingent Quarterly Payment Callable Notes due June 1, 2018 Linked to the Lesser Return of the EURO STOXX 50® Index and the Russell 2000® Index Global Medium-Term Notes, Series A, No. E-7941

Terms used in this preliminary pricing supplement, but not defined herein, shall have the meanings ascribed to them in the prospectus supplement.

Issuer:	Barclays Bank PLC

Initial Valuation Date:	May 29, 2013

Issue Date:	June 3, 2013

Final Valuation Date*:	May 29, 2018

Maturity Date**:	June 1, 2018

Denominations:	Minimum denomination of $1,000, and integral multiples of $1,000 in excess thereof

Reference Assets:	EURO STOXX 50® Index (the “EURO STOXX 50 Index”) and Russell 2000® Index (the “Russell 2000 Index”)

Index	Bloomberg Ticker	Initial Level	Barrier Level	Coupon Barrier Level
EURO STOXX 50 Index	SX5E<Index>	2764.29	1,658.57	1,658.57
Russell 2000 Index	RTY<Index>	984.28	590.57	590.57

The EURO STOXX 50 Index and the Russell 2000 Index are each referred to in this preliminary pricing supplement as an “Index” and collectively as the “Indices”.

Quarterly Contingent Rate:	2.1625% (equal to an annualized rate of 8.65%)

Quarterly Contingent Payment:	On each Quarterly Contingent Payment Date, unless the Notes have been previously redeemed (pursuant to the “Early Redemption at the Option of the Issuer” provision), you will receive a Quarterly Contingent Payment equal to the Quarterly Contingent Rate times the principal amount of your Notes if and only if the Closing Level of the Lesser Performing Index on the related Valuation Date is greater than or equal to its Coupon Barrier Level. If the Closing Level of the Lesser Performing Index on any quarterly Valuation Date is less than its Coupon Barrier Level, you will not receive a Quarterly Contingent Payment on the related Quarterly Contingent Payment Date, and if the Closing Level of the Lesser Performing Index is less than its Coupon Barrier Level on all Valuation Dates, you will not receive any Quarterly Contingent Payments over the term of the Notes.

Valuation Dates:	The 29th day of each August, November, February and May (or if such day is not an Index Business Day, the next following Index Business Day), beginning on August 29, 2013 and ending on May 29, 2018 (the “final valuation date”), subject to postponement for certain market disruption events.

Quarterly Contingent Payment Dates:***	The Quarterly Contingent Payment date for any Valuation Date will be the fifth Business Day after such Valuation Date, except that the Quarterly Contingent Payment date for the Final Valuation Date will be the Maturity Date.

[Terms of the Notes Continue on the Next Page]

	Initial Issue Price†	Price to Public‡	Agent’s Commission‡‡	Proceeds to Barclays Bank PLC
Per Note	$1,000	100%	1.55%	98.45%
Total	$[—]	$[—]	$[—]	$[—]

†	Our estimated value of the Notes on the pricing date, based on our internal pricing models, is expected to be between $956.00 and $961.00 per Note. The estimated value is expected to be less than the initial issue price of the Notes. See “Additional Information Regarding Our Estimated Value of the Notes” on page PPS-3 of this preliminary pricing supplement.
‡	The price to public for a particular investor and the related commission received by Barclays Capital Inc. may be reduced for volume purchase discounts depending on the aggregate amount of Notes purchased by that investor. The lowest price payable by an investor is $995.00 per security. For additional information on the distribution of the Notes, see “Supplemental Plan of Distribution” in this preliminary pricing supplement.
‡‡	Barclays Capital Inc. will receive commissions from the Issuer equal to up to 1.55% of the principal amount of the Notes, or up to $15.50 per $1,000 principal amount, subject to reduction for volume purchase discounts, and may retain all or a portion of these commissions or use all or a portion of these commissions to pay selling concessions or fees to other dealers. Accordingly, the percentage and total proceeds to Issuer listed herein is the minimum amount of proceeds that Issuer receives per Note, assuming the maximum per Note agent’s commission of 1.55%. For additional information on the distribution of the Notes, see “Supplemental Plan of Distribution” in this preliminary pricing supplement.

Investing in the Notes involves a number of risks. See “Risk Factors” beginning on page S-6 of the prospectus supplement, “Risk Factors” beginning on page IS-2 of the index supplement and “Selected Risk Considerations” beginning on page PPS-11 of this preliminary pricing supplement.

The Notes will not be listed on any U.S. securities exchange or quotation system. Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities or determined that this preliminary pricing supplement is truthful or complete. Any representation to the contrary is a criminal offense.

The Notes constitute our direct, unconditional, unsecured and unsubordinated obligations and are not deposit liabilities of Barclays Bank PLC and are not insured by the U.S. Federal Deposit Insurance Corporation or any other governmental agency of the United States, the United Kingdom or any other jurisdiction.

Terms of the Notes Continued

Early Redemption at the Option of the Issuer:	Beginning on the Quarterly Contingent Payment Date following the Valuation Date scheduled to occur in May 2014, and on each Quarterly Contingent Payment Date thereafter, the Issuer may redeem your Notes (in whole but not in part) at its sole discretion without your consent at the Redemption Price set forth below, provided the Issuer gives at least five business days’ prior written notice to the trustee. If the Issuer exercises its redemption option, the Quarterly Contingent Payment Date on which the Issuer so exercises the redemption option will be referred to as the “Early Redemption Date”.

Redemption Price:	If the Issuer exercises its redemption option on any Quarterly Contingent Payment Date that it may exercise such option (pursuant to the “Early Redemption at the Option of the Issuer” provision), you will receive on the applicable Early Redemption Date 100% of the principal amount of your Notes together with any Quarterly Contingent Payment that may be due on such date.

Business Day Convention:	Following; Unadjusted

Business Day	New York and London

Payment at Maturity:

If your Notes are not early redeemed by us pursuant to the “Early Redemption at the Option of the Issuer” provisions, you will receive (subject to our credit risk), in addition to the final Quarterly Contingent Payment, a cash payment determined as follows:

•         If the Final Level of the Lesser Performing Index is greater than or equal to the Barrier Level with respect to such Index, $1,000 per $1,000 principal amount Note that you hold.

•         If the Final Level of the Lesser Performing Index is less than the Barrier Level with respect to such Index, an amount per $1,000 principal amount Note calculated as follows:

$1,000 + [$1,000 × Index Return of the Lesser Performing Index]

You may lose some or all of the principal amount of your Notes at maturity. If the Final Level of the Lesser Performing Index is less than the Barrier Level with respect to such Index, your Notes will be fully exposed to any decline in the level of the Lesser Performing Index from its Initial Level to its Final Level. If the Final Level of the Lesser Performing Index is less than the Barrier Level with respect to such Index, the payment at maturity will be based solely on the Index Return of the Lesser Performing Index, and the performance of the Index that is not the Lesser Performing Index will not be taken into account for purposes of calculating any payment at maturity under the Notes. Any payment on the Notes, including any payment due at maturity, is subject to the creditworthiness of the Issuer and is not guaranteed by any third party. For a description of risks with respect to the ability of Barclays Bank PLC to satisfy its obligations as they come due, see “Credit of Issuer” in this preliminary pricing supplement.

Closing Level:

With respect to the EURO STOXX 50 Index, for any Index Business Day, the closing level of the EURO STOXX 50 Index published at the regular weekday close of trading on that Index Business Day as displayed on Bloomberg Professional® service page “SX5E <Index>” or any successor page on Bloomberg Professional® service or any successor service, as applicable.

With respect to the Russell 2000 Index, for any Index Business Day, the closing level of the Russell 2000 Index published at the regular weekday close of trading on that Index Business Day as displayed on Bloomberg Professional® service page “RTY <Index>” or any successor page on Bloomberg Professional® service or any successor service, as applicable.

In certain circumstances, the closing level of an Index will be based on the alternate calculation of the Index as described in “Reference Assets—Adjustments Relating to Securities with the Reference Asset Comprised of an Index or Indices” of the accompanying Prospectus Supplement.

Coupon Barrier Level:	With respect to each Index, 60.00% of its corresponding Initial Level. The Coupon Barrier Level for each Index is set forth in the table above, which appears under the caption “Reference Assets”.

Barrier Level:	With respect to each Index, 60.00% of its corresponding Initial Level. The Barrier Level for each Index is set forth in the table above, which appears under the caption “Reference Assets”.

Index Business Day:	With respect to an Index, a day, as determined by the Calculation Agent, on which each of the relevant exchanges on which each Index component is traded is scheduled to be open for trading and trading is generally conducted on each such relevant exchange.

Business Day:	Any day that is a Monday, Tuesday, Wednesday, Thursday or Friday that is not a day on which banking institutions in New York City or London generally, are authorized or obligated by law or executive order to close.

Lesser Performing Index:	The Index with the lower Index Return, as calculated in the manner set forth below.

Index Return:

With respect to each Index and with respect to each Valuation Date (including the Final Valuation Date), the performance of such Index from its Initial Level to its Closing Level on such day, calculated as follows:

Closing Level – Initial Level

Initial Level

Initial Level:	With respect to each Index, the Closing Level of such Index on May 24, 2013, as set forth in the table above under the caption “Reference Assets”.

Final Level:	With respect to an Index, the Closing Level of the Index on the Final Valuation Date.

Calculation Agent:	Barclays Bank PLC

CUSIP/ISIN:	06741TVY0 and US06741TVY09

*	Subject to postponement in the event of a market disruption event with respect to either Index described under “Reference Assets—Indices—Market Disruption Events for Securities with the Reference Asset Comprised of an Index or Indices of Equity Securities” in the prospectus supplement.
**	Subject to postponement in the event of a market disruption event with respect to either Index and as described under “Terms of the Notes—Maturity Date” and “Reference Assets—Indices—Market Disruption Events for Securities with the Reference Asset Comprised of an Index or Indices of Equity Securities” in the prospectus supplement.
***	If such day is not a Business Day, payment will be made on the immediately following Business Day with the same force and effect as if made on the specified date. No additional interest will accrue as a result of delayed payment.

ADDITIONAL TERMS SPECIFIC TO THE NOTES

You should read this preliminary pricing supplement together with the prospectus dated August 31, 2010, as supplemented by the prospectus supplement dated May 27, 2011 and the index supplement dated May 31, 2011 relating to our Global Medium-Term Notes, Series A, of which these Notes are a part. This preliminary pricing supplement, together with the documents listed below, contains the terms of the Notes and supersedes all prior or contemporaneous oral statements as well as any other written materials including preliminary or indicative pricing terms, correspondence, trade ideas, structures for implementation, sample structures, brochures or other educational materials of ours. You should carefully consider, among other things, the matters set forth under “Risk Factors” in the prospectus supplement and the index supplement, as the Notes involve risks not associated with conventional debt securities. We urge you to consult your investment, legal, tax, accounting and other advisors before you invest in the Notes.

You may access these documents on the SEC website at www.sec.gov as follows (or if such address has changed, by reviewing our filings for the relevant date on the SEC website):

•	Prospectus dated August 31, 2010:

http://www.sec.gov/Archives/edgar/data/312070/000119312510201448/df3asr.htm

•	Prospectus Supplement dated May 27, 2011:

http://www.sec.gov/Archives/edgar/data/312070/000119312511152766/d424b3.htm

•	Index Supplement dated May 31, 2011:

http://www.sec.gov/Archives/edgar/data/312070/000119312511154632/d424b3.htm

Our SEC file number is 1-10257. As used in this preliminary pricing supplement, the “Company,” “we,” “us,” or “our” refers to Barclays Bank PLC.

ADDITIONAL INFORMATION REGARDING OUR ESTIMATED VALUE OF THE NOTES

The final terms for the Notes will be determined on the date the Notes are initially priced for sale to the public (the “initial valuation date”) based on prevailing market conditions on the initial valuation date, and will be communicated to investors either orally or in a final pricing supplement.

Our internal pricing models take into account a number of variables and are based on a number of subjective assumptions, which may or may not materialize, typically including volatility, interest rates, and our internal funding rates. Our internal funding rates (which are our internally published borrowing rates based on variables such as market benchmarks, our appetite for borrowing, and our existing obligations coming to maturity) may vary from the levels at which our benchmark debt securities trade in the secondary market. Our estimated value on the initial valuation date is based on our internal funding rates. Our estimated value of the Notes may be lower if such valuation were based on the levels at which our benchmark debt securities trade in the secondary market.

Our estimated value of the Notes on the initial valuation date is expected to be less than the initial issue price of the Notes. The difference between the initial issue price of the Notes and our estimated value of the Notes is expected to result from several factors, including any sales commissions expected to be paid to Barclays Capital Inc. or another affiliate of ours, any selling concessions, discounts, commissions or fees expected to be allowed or paid to non-affiliated intermediaries, the estimated profit that we or any of our affiliates expect to earn in connection with structuring the Notes, the estimated cost which we may incur in hedging our obligations under the Notes, and estimated development and other costs which we may incur in connection with the Notes.

Our estimated value on the initial valuation date is not a prediction of the price at which the Notes may trade in the secondary market, nor will it be the price at which Barclays Capital Inc. may buy or sell the Notes in the secondary market. Subject to normal market and funding conditions, Barclays Capital Inc. or another affiliate of ours intends to offer to purchase the Notes in the secondary market but it is not obligated to do so.

Assuming that all relevant factors remain constant after initial valuation date, the price at which Barclays Capital Inc. may initially buy or sell the Notes in the secondary market, if any, and the value that we may initially use for customer account statements, if we provide any customer account statements at all, may exceed our estimated value on the initial valuation date for a temporary period expected to be approximately 6 months after the initial issue date of the Notes because, in our discretion, we may elect to effectively

PPS-2

reimburse to investors a portion of the estimated cost of hedging our obligations under the Notes and other costs in connection with the Notes which we will no longer expect to incur over the term of the Notes. We made such discretionary election and determined this temporary reimbursement period on the basis of a number of factors, including the tenor of the Notes and any agreement we may have with the distributors of the Notes. The amount of our estimated costs which we effectively reimburse to investors in this way may not be allocated ratably throughout the reimbursement period, and we may discontinue such reimbursement at any time or revise the duration of the reimbursement period after the initial issue date of the Notes based on changes in market conditions and other factors that cannot be predicted.

We urge you to read the “Selected Risk Considerations” beginning on page PPS-11 of this preliminary pricing supplement.

You may revoke your offer to purchase the Notes at any time prior to the initial valuation date. We reserve the right to change the terms of, or reject any offer to purchase, the Notes prior to their initial valuation date. In the event of any changes to the terms of the Notes, we will notify you and you will be asked to accept such changes in connection with your purchase. You may also choose to reject such changes in which case we may reject your offer to purchase.

PPS-3

HYPOTHETICAL QUARTERLY CONTINGENT PAYMENT EXAMPLES

The payment of a Quarterly Contingent Payment on any Quarterly Contingent Payment Date will be dependent on the Closing Level of each Index on the related Valuation Date and the corresponding return of each Index as measured from that Valuation Date to the Initial Valuation Date. The Index with the lower Index Return on a Valuation Date will be deemed the Lesser Performing Index and the corresponding Closing Level of such Index will be evaluated relative to the Coupon Barrier Level of such Index. If the Closing Level of the Lesser Performing Index on a Valuation Date is less than its corresponding Coupon Barrier Level, then there will not be a Quarterly Contingent Payment made on the corresponding Quarterly Contingent Payment Date. Alternatively, if the Closing Level of the Lesser Performing Index on a Valuation Date is greater than or equal to its corresponding Coupon Barrier Level, then a Quarterly Contingent Payment will be made on the corresponding Quarterly Contingent Payment Date. If the Closing Level of the Lesser Performing Index on each Valuation Date is less than the corresponding Coupon Barrier Level of such Index, then no Quarterly Contingent Payments will be made over the term of the Notes. If the Issuer exercises the “Early Redemption at the Option of the Issuer”, no Quarterly Contingent Payments will be made following the date of such exercise.

Quarterly Contingent Payment Calculations

Step 1: Determine Which Index is the Lesser Performing Index Based on the Index Return of each Index.

To determine which Index is the Lesser Performing Index on each Valuation Date, the Calculation Agent will need to calculate the Index Return of each Index on the respective Valuation Date. The Index Return of each Index is equal to the performance of such Index as measured from its Initial Level to its Closing Level on such Valuation Date, calculated as follows:

Closing Level – Initial Value

Initial Value

The Index with the lowest Index Return on such Valuation Date will be deemed the Lesser Performing Index.

Step 2: Determine Whether the Closing Level of the Lesser Performing Index is Greater than or Equal to its Corresponding Coupon Barrier Level.

Upon determining which Index is the Lesser Performing Index, the Calculation Agent will take the Closing Level of such Index and evaluate it relative to its Coupon Barrier Level (that is, whether the Closing Level on that day is greater than or equal to its applicable Coupon Barrier Level). If the Closing Level of the Lesser Performing Index is greater than or equal to its corresponding Coupon Barrier Level, a Quarterly Contingent Payment will be made (as calculated in Step 3 below) and payable on the corresponding Quarterly Contingent Payment Date. If the Closing Level of the Lesser Performing Index is less than the corresponding Coupon Barrier Level of such Index, then no Quarterly Contingent Payment will be made on the corresponding Quarterly Contingent Payment Date.

Step 3: Calculate the Quarterly Contingent Payment, if Any:

If on the respective Valuation Date, the Closing Level of the Lesser Performing Index is greater than or equal to its corresponding Coupon Barrier level, we will pay a Quarterly Contingent Payment equal to the Quarterly Contingent Rate multiplied by the stated of the stated principal amount; otherwise no Quarterly Contingent Payment will be due on the corresponding Quarterly Contingent Payment Date. The Quarterly Contingent Payment will be calculated as follows:

1,000 × Quarterly Contingent Rate = Quarterly Contingent Payment

1,000 × 2.1625% = $21.63

No adjustments to the amount of the Quarterly Contingent Payment will be made in the event a Quarterly Contingent Payment Date is not a Business Day. Payment will be made on the immediately following Business Day with the same force and effect as if made on the specified date.

Examples of Quarterly Contingent Payment Calculations

The tables and examples below illustrate the determination as to whether a Quarterly Contingent Payment will be made on a series of 20 hypothetical Valuation Dates. The hypothetical examples set forth below are based on the following assumptions: a total of 20 quarterly Valuation Dates; a Quarterly Contingent Rate of 2.1625% (equivalent to an annualized rate of 8.65%); the Notes are held until the Maturity Date and the Issuer has not exercised the “Early Redemption at the Option of the Issuer”; and no Market Disruption Event with respect to either of the Indices has occurred or is continuing on any Valuation Date, including the Final Valuation Date. Numbers in the table and examples below have been rounded for ease of analysis. The examples below also do not take into account the effects of applicable taxes.

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Table 1 During the Term of the Note, On Certain Valuation Dates, the Closing Level of the Lesser Performing Index has been Less Than its Respective Coupon Barrier Level and on Certain Valuation Dates, the Closing Level of the Lesser Performing Index has been Greater than or Equal to its Respective Coupon Barrier Level. As a Result, During the Term of the Notes on Certain Quarterly Contingent Payment Dates a Quarterly Contingent Payment Will Be Due and On Other Quarterly Contingent Payment Dates, No Quarterly Contingent Payment Will Be Due.

Valuation Dates	Is the Closing Level of the Lesser Performing Index Below its Coupon Barrier Level?[1]	Will a Quarterly Contingent Payment be Made?[2]	Quarterly Contingent Rate	Amount of Quarterly Contingent Payment (per $1,000 principal amount)[3]
First	No	Yes	2.1625%	$21.63
Second	Yes	No	0.00%	$0.00
Third	Yes	No	0.00%	$0.00
Fourth	No	Yes	2.1625%	$21.63
Fifth	Yes	No	0.00%	$0.00
Sixth	No	Yes	2.1625%	$21.63
Seventh	No	Yes	2.1625%	$21.63
Eighth	Yes	No	0.00%	$0.00
Ninth	No	Yes	2.1625%	$21.63
Tenth	No	Yes	2.1625%	$21.63
Eleventh	Yes	No	0.00%	$0.00
Twelfth	Yes	No	0.00%	$0.00
Thirtieth	No	Yes	2.1625%	$21.63
Fourteenth	Yes	No	0.00%	$0.00
Fifteenth	No	Yes	2.1625%	$21.63
Sixteenth	No	Yes	2.1625%	$21.63
Seventeenth	Yes	No	0.00%	$0.00
Eighteenth	Yes	No	0.00%	$0.00
Nineteenth	Yes	No	0.00%	$0.00
Twentieth (Final Valuation Date)	No	Yes	2.1625%	$21.63

Total Quarterly Contingent Payments received per Note: $216.30

[1]	For each Index, the Coupon Barrier Level is equal to 60.00% of its Initial Level.
[2]	A Quarterly Contingent Payment will be made if the Closing Level of the Lesser Performing Index on the related Valuation Date is greater than or equal to its Coupon Barrier Level.
[3]	The Quarterly Contingent Payment per Note equals the Quarterly Contingent Rate times the $1,000 principal amount.

Table 2 With Respect to Each Valuation Date, the Closing Level of the Lesser Performing Index Has Been Greater than or Equal to its Respective Coupon Barrier Level. This Example Illustrates the Maximum Possible Quarterly Contingent Payments that Would be Due During the Term of the Notes.

Valuation Dates	Is the Closing Level of the Lesser Performing Index Below its Coupon Barrier Level?[1]	Will a Quarterly Contingent Payment be Made?[2]	Quarterly Contingent Rate	Amount of Quarterly Contingent Payment (per $1,000 principal amount)[3]
First	No	Yes	2.1625%	$21.63
Second	No	Yes	2.1625%	$21.63
Third	No	Yes	2.1625%	$21.63
Fourth	No	Yes	2.1625%	$21.63
Fifth	No	Yes	2.1625%	$21.63
Sixth	No	Yes	2.1625%	$21.63
Seventh	No	Yes	2.1625%	$21.63
Eighth	No	Yes	2.1625%	$21.63
Ninth	No	Yes	2.1625%	$21.63
Tenth	No	Yes	2.1625%	$21.63
Eleventh	No	Yes	2.1625%	$21.63
Twelfth	No	Yes	2.1625%	$21.63
Thirtieth	No	Yes	2.1625%	$21.63
Fourteenth	No	Yes	2.1625%	$21.63
Fifteenth	No	Yes	2.1625%	$21.63
Sixteenth	No	Yes	2.1625%	$21.63
Seventeenth	No	Yes	2.1625%	$21.63
Eighteenth	No	Yes	2.1625%	$21.63
Nineteenth	No	Yes	2.1625%	$21.63
Twentieth (Final Valuation Date)	No	Yes	2.1625%	$21.63

Total Quarterly Contingent Payments received per Note: $432.60

[1]	For each Index, the Coupon Barrier Level is equal to 60.00% of its Initial Level.
[2]	A Quarterly Contingent Payment will be made if the Closing Level of the Lesser Performing Index on the related Valuation Date is greater than or equal to its Coupon Barrier Level.
[3]	The Quarterly Contingent Payment per Note equals the Quarterly Contingent Rate times the $1,000 principal amount.

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Table 3 With Respect to Each Valuation Date, the Closing Level of the Lesser Performing Index Has Been Less than its Respective Coupon Barrier Level. This Example Illustrates the Minimum Possible Quarterly Contingent Payments that Would be Due During the Term of the Notes, Which is $0.00.

Valuation Dates	Is the Closing Level of the Lesser Performing Index Below its Coupon Barrier Level?[1]	Will a Quarterly Contingent Payment be Made?[2]	Quarterly Contingent Rate	Amount of Quarterly Contingent Payment (per $1,000 principal amount)[3]
First	Yes	No	N/A	$0.00
Second	Yes	No	N/A	$0.00
Third	Yes	No	N/A	$0.00
Fourth	Yes	No	N/A	$0.00
Fifth	Yes	No	N/A	$0.00
Sixth	Yes	No	N/A	$0.00
Seventh	Yes	No	N/A	$0.00
Eighth	Yes	No	N/A	$0.00
Ninth	Yes	No	N/A	$0.00
Tenth	Yes	No	N/A	$0.00
Eleventh	Yes	No	N/A	$0.00
Twelfth	Yes	No	N/A	$0.00
Thirtieth	Yes	No	N/A	$0.00
Fourteenth	Yes	No	N/A	$0.00
Fifteenth	Yes	No	N/A	$0.00
Sixteenth	Yes	No	N/A	$0.00
Seventeenth	Yes	No	N/A	$0.00
Eighteenth	Yes	No	N/A	$0.00
Nineteenth	Yes	No	N/A	$0.00
Twentieth (Final Valuation Date)	Yes	No	N/A	$0.00

Total Quarterly Contingent Payments received per Note: $0.00

[1]	For each Index, the Coupon Barrier Level is equal to 60.00% of its Initial Level.
[2]	A Quarterly Contingent Payment will be made if the Closing Level of the Lesser Performing Index on the related Valuation Date is greater than or equal to its Coupon Barrier Level.
[3]	The Quarterly Contingent Payment per Note equals the Quarterly Contingent Rate times the $1,000 principal amount.

HYPOTHETICAL PAYMENT AT MATURITY CALCULATIONS

The following steps illustrate the hypothetical payment at maturity calculations. The hypothetical payment at maturity calculations set forth below are for illustrative purposes only and may not be the actual payment at maturity applicable to a purchaser of the Notes. The numbers appearing in the following table have been rounded for ease of analysis. Note that, for purposes of the hypothetical payment at maturity calculations set forth below, we are assuming that (i) the Initial Level of the EURO STOXX 50 Index is 2,764.29, (ii) the Initial Level of the Russell 2000 Index is 984.28, (iii) the Barrier Level with respect to the EURO STOXX 50 Index is 1,658.57 (the Initial Level of the EURO STOXX 50 Index multiplied by 60.00%, rounded to the nearest hundredth), (iv) the Barrier Level with respect to the Russell 2000 Index is 590.57 (the Initial Level of the Russell 2000 Index multiplied by 60.00%, rounded to the nearest hundredth), and (v) the Notes are not redeemed prior to maturity pursuant to “Early Redemption at the Option of the Issuer” as described above. The calculations set forth below do not take into account any tax consequences from investing in the Notes.

Step 1: Determine Which Index is the Lesser Performing Index Based on the Index Return of each Index.

To determine which Index is the Lesser Performing Index on the Final Valuation Date, the Calculation Agent will need to calculate the Index Return of each Index on such date. The Index Return of an Index is equal to the performance of such Index from its Initial Level to its Closing Level on the Final Valuation Date (referred to as the “Final Level”), calculated by the Calculation Agent as follows:

Final Level – Initial Level

Initial Level

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The Index with the lower Index Return will be the Lesser Performing Index and its Final Level will be evaluated relative to its Barrier Level to determine the payment due at maturity.

Step 2: Calculate the Payment at Maturity based on the Final Level and Index Return of the Lesser Performing Index.

The payment at maturity, in addition to the final Quarterly Contingent Payment, if any, will depend on whether the Final Level of the Lesser Performing Index is greater than, equal to or less than the Barrier Level with respect to such Index. You will receive (subject to our credit risk) a payment at maturity equal to the principal amount of your Notes only if the Final Level of the Lesser Performing Index is greater than or equal to the Barrier Level with respect to such Index.

If the Final Level of the Lesser Performing Index is less than the Barrier Level with respect to such Index, you will receive (subject to our credit risk) a payment at maturity that is less, and possibly significantly less, than the principal amount of your Notes, calculated by the Calculation Agent as the sum of the (i) the principal amount of your Notes, plus (ii) the product of (a) the principal amount of your Notes multiplied by (b) the Index Return of the Lesser Performing Index. The payment at maturity will be based solely on the Index Return of the Lesser Performing Index and the performance of the Index that is not the Lesser Performing Index will not be taken into account for purposes of calculating any payment at maturity under the Notes. As such, if the Final Level of the Lesser Performing Index has depreciated by more than 40% relative to its Initial Level, you may lose some or all of the principal amount of your Notes at maturity.

The following table illustrates the hypothetical payments at maturity assuming a range of performances for the Indices:

Russell 2000 Index Final Level	EURO STOXX 50 Index Final Level	Russell 2000 Index Return	EURO STOXX 50 Index Return	Index Return of The Lesser Performing Index	Payment at Maturity* (Not including any Quarterly Contingent Payments)
2,017.77	5,528.58	105.00%	100.00%	100.00%	$1,000.00
1,870.13	5,390.37	90.00%	95.00%	90.00%	$1,000.00
1,820.92	4,975.72	85.00%	80.00%	80.00%	$1,000.00
1,673.28	4,837.51	70.00%	75.00%	70.00%	$1,000.00
1,624.06	4,422.86	65.00%	60.00%	60.00%	$1,000.00
1,476.42	4,284.65	50.00%	55.00%	50.00%	$1,000.00
1,427.21	3,870.01	45.00%	40.00%	40.00%	$1,000.00
1,279.56	3,731.79	30.00%	35.00%	30.00%	$1,000.00
1,230.35	3,317.15	25.00%	20.00%	20.00%	$1,000.00
1,082.71	3,096.00	10.00%	12.00%	10.00%	$1,000.00
984.28	2,764.29	0.00%	0.00%	0.00%	$1,000.00
1,082.71	2,626.08	10.00%	-5.00%	-5.00%	$1,000.00
1,870.13	2,626.08	90.00%	-5.00%	-5.00%	$1,000.00
1,003.97	2,211.43	2.00%	-20.00%	-20.00%	$1,000.00
738.21	2,349.65	-25.00%	-15.00%	-25.00%	$1,000.00
787.42	1,935.00	-20.00%	-30.00%	-30.00%	$1,000.00
639.78	1,935.00	-35.00%	-30.00%	-35.00%	$1,000.00
787.42	1,658.57	-20.00%	-40.00%	-40.00%	$1,000.00
541.35	1,658.57	-45.00%	-40.00%	-45.00%	$450.00
492.14	1,243.93	-50.00%	-55.00%	-55.00%	$350.00
590.57	1,105.72	-40.00%	-60.00%	-60.00%	$400.00
295.28	3,178.93	-70.00%	15.00%	-70.00%	$300.00
246.07	552.86	-75.00%	-80.00%	-80.00%	$200.00
98.43	414.64	-90.00%	-85.00%	-90.00%	$100.00
49.21	0.00	5.00%	-100.00%	-100.00%	$0.00

*	per $1,000 principal amount Note

PPS-7

The following examples illustrate how the payments at maturity set forth in the table above are calculated:

Example 1: The EURO STOXX 50 Index increases from an Initial Level of 2,764.29 to a Final Level of 3,096.00 and the Russell 2000 Index increases from an Initial Level of 984.28 to a Final Level of 1,082.71.

The Index Returns of both Indices are positive. The Final Level of the Lesser Performing Index is greater than or equal to its Barrier Level and the investor receives a payment at maturity of $1,000 per $1,000 principal amount Note.

Example 2: The EURO STOXX 50 Index decreases from an Initial Level of 2,764.29 to a Final Level of 2,626.08 and the Russell 2000 Index increases from an Initial Level of 984.28 to a Final Level of 1,082.71.

Because the Index Return of the EURO STOXX 50 Index is negative and the Index Return of the Russell 2000 Index is positive, the EURO STOXX 50 Index is the Lesser Performing Index. The Final Level of the Lesser Performing Index is equal to 2,626.82 which is greater than its Barrier Level of 1,658.57. Because the Final Level of the Lesser Performing Index is not less than the Barrier Level with respect to such Index, the investor receives a payment at maturity of $1,000 per $1,000 principal amount Note.

Example 3: The EURO STOXX 50 Index increases from an Initial Level of 2,764.29 to a Final Level of 3,178.93 and the Russell 2000 Index decreases from an Initial Level of 984.28 to a Final Level of 295.28.

Because the Index Return of the Russell 2000 Index of -70.00% is less than the Index Return of the EURO STOXX 50 Index of 15.00%, the Russell 2000 Index is the Lesser Performing Index and the Index Return of the Lesser Performing Index is equal to -70.00%. The Final Level of the Lesser Performing Index is equal to 295.28, which is less than its Barrier Level of 590.57. Because the Final Level of the Lesser Performing Index is less than the Barrier Level with respect to such Index, regardless of the positive Index Return of the EURO STOXX 50 Index, the investor receives a payment at maturity of $300.00 per $1,000 principal amount Note, calculated as follows:

$1,000 + [$1,000 × Index Return of the Lesser Performing Index]

$1,000 + [$1,000 × -70.00%] = $300.00

Example 4: The EURO STOXX 50 Index decreases from an Initial Level of 2,764.29 to a Final Level of 1,105.72 and the Russell 2000 Index decreases from an Initial Level of 984.28 to a Final Level of 590.57.

Because the Index Return of the EURO STOXX 50 Index of -60.00% is lower than the Index Return of the Russell 2000 Index of -40.00%, the EURO STOXX 50 Index is the Lesser Performing Index and the Index Return of the Lesser Performing Index is equal to -60.00%. The Final Level of the Lesser Performing Index is equal to 1,105.72, which is less than its Barrier Level of 1,658.57. Because the Final Level of the Lesser Performing Index is less than the Barrier Level with respect to such Index, the investor receives a payment at maturity of $400.00 per $1,000 principal amount Note, calculated as follows:

$1,000 + [$1,000 × Index Return of the Lesser Performing Index]

$1,000 + [$1,000 × -60.00%] = $400.00

SELECTED PURCHASE CONSIDERATIONS

•

Market Disruption Events and Adjustments—The Valuation Dates, the Maturity Date and the payment at maturity are subject to adjustment in the event of a Market Disruption Event with respect to either Index. If the Calculation Agent determines that on a Valuation Date (including the Final Valuation Date), a Market Disruption Event occurs or is continuing in respect of either Index, such Valuation Date will be postponed. If such postponement occurs, the Closing Levels of the Indices shall be determined using the Closing Levels of the Indices on the first following scheduled trading day on which no Market Disruption Event occurs or is continuing in respect of either Index. In no event, however, will the Final Valuation Date be postponed by more than five scheduled trading days. If the Calculation Agent determines that a Market Disruption Event occurs or is continuing in respect of either Index on the fifth scheduled trading day, the Calculation Agent will determine the Closing Level of the Index unaffected by such Market Disruption Event using the Closing Level of such Index on such fifth scheduled trading day, and will make an estimate of the Closing Level of the Index affected by such Market Disruption Event that would have prevailed on that fifth scheduled trading day in the absence of such Market Disruption Event.

•

For a description of what constitutes a Market Disruption Event with respect to an Index, see “Reference Assets—Indices—Market Disruption Events for Securities with the Reference Asset Comprised of an Index or Indices of Equity Securities” of the prospectus supplement; and

•

For a description of further adjustments that may affect the Indices, see “Reference Assets—Indices—Adjustments Relating to Securities with the Reference Asset Comprised of an Index” of the prospectus supplement.

•

Exposure to the Equities Comprising the Respective Indices—The payment at maturity, if any, is linked to the Lesser Performing Index. As such, the investor may be exposed to the performance (which may be negative) of either the EURO

PPS-8

STOXX 50 Index or the Russell 2000 Index (depending on which is the Lesser Performing Index). The EURO STOXX 50 Index is comprised of fifty European blue-chip companies from within the Eurozone portion of the STOXX 600 Supersector indices. For additional information about the EURO STOXX 50 Index, see “Information Regarding the Indices—Description of the EURO STOXX 50® Index” below and “Non-Proprietary Indices—Equity Indices—EURO STOXX 50® Index” in the accompany index supplement.

The Russell 2000 Index is designed to track the performance of the small capitalization segment of the U.S. equity market. For additional information about the Russell 2000 Index, see the information set forth under “Information Regarding the Indices—Description of the Russell 2000 Index” in this preliminary pricing supplement.

•

Material U.S. Federal Income Tax Considerations—The material tax consequences of your investment in the Notes are summarized below. The discussion below supplements the discussion under “Certain U.S. Federal Income Tax Considerations” in the accompanying prospectus supplement. Except as noted under “Non-U.S. Holders” below, this section applies to you only if you are a U.S. holder (as defined in the accompanying prospectus supplement) and you hold your Notes as capital assets for tax purposes and does not apply to you if you are a member of a class of holders subject to special rules or are otherwise excluded from the discussion in the prospectus supplement (for example, if you did not purchase your Notes in the initial issuance of the Notes). In addition, this discussion does not apply to you if you purchase your Notes for less than the principal amount of the Notes.

The U.S. federal income tax consequences of your investment in the Notes are uncertain and the Internal Revenue Service could assert that the Notes should be taxed in a manner that is different than described below. Pursuant to the terms of the Notes, Barclays Bank PLC and you agree, in the absence of a change in law or an administrative or judicial ruling to the contrary, to characterize your Notes as a contingent income-bearing executory contract with respect to the Indices.

If your Notes are properly treated as a contingent income-bearing executory contract, it would be reasonable (i) to treat any Quarterly Contingent Payments you receive on the Notes as items of ordinary income taxable in accordance with your regular method of accounting for U.S. federal income tax purposes and (ii) to recognize capital gain or loss upon the sale, redemption or maturity of your Notes in an amount equal to the difference (if any) between the amount you receive at such time (other than amounts attributable to any Quarterly Contingent Payment) and your basis in the Notes for U.S. federal income tax purposes. Such gain or loss should generally be long-term capital gain or loss if you have held your Notes for more than one year, and otherwise should generally be short-term capital gain or loss. Short-term capital gains are generally subject to tax at the marginal tax rates applicable to ordinary income. Any character mismatch arising from your inclusion of ordinary income in respect of any Quarterly Contingent Payments and capital loss (if any) upon the sale, redemption or maturity of your Notes may result in adverse tax consequences to you because an investor's ability to deduct capital losses is subject to significant limitations.

In the opinion of our special tax counsel, Sullivan & Cromwell LLP, it would be reasonable to treat your Notes in the manner described above. This opinion assumes that the description of the terms of the Notes in these preliminary terms is materially correct.

NO STATUTORY, JUDICIAL OR ADMINISTRATIVE AUTHORITY DIRECTLY DISCUSSES HOW YOUR NOTES SHOULD BE TREATED FOR U.S. FEDERAL INCOME TAX PURPOSES. AS A RESULT, THE U.S. FEDERAL INCOME TAX CONSEQUENCES OF YOUR INVESTMENT IN THE NOTES ARE UNCERTAIN. ACCORDINGLY, WE URGE YOU TO CONSULT YOUR TAX ADVISOR AS TO THE TAX CONSEQUENCES OF INVESTING IN THE NOTES.

Alternative Treatments. As discussed further in the accompanying prospectus supplement, the Treasury Department and the Internal Revenue Service are actively considering various alternative treatments that may apply to instruments such as the Notes, possibly with retroactive effect. Other alternative treatments for your Notes may also be possible under current law. For example, it is possible that the Notes could be treated as debt instruments subject to the special tax rules governing contingent payment debt instruments. Under the contingent payment debt instrument rules, you generally would be required to accrue interest on a current basis in respect of the Notes over their term based on the comparable yield and projected payment schedule for the Notes and pay tax accordingly, even though these amounts may exceed the Quarterly Contingent Payments (if any) that are made on the Notes. You would also be required to make adjustments to your accruals if the actual amounts that you receive in any taxable year differ from the amounts shown on the projected payment schedule. In addition, any gain you may recognize on the sale, redemption or maturity of the Notes would be taxed as ordinary interest income and any loss you may recognize on the sale, redemption or maturity of the Notes would generally be ordinary loss to the extent of the interest you previously included as income without an offsetting negative adjustment and thereafter would be capital loss. You should consult your tax advisor as to the special rules that govern contingent payment debt instruments.

PPS-9

It is also possible that your Notes could be treated as an investment unit consisting of (i) a debt instrument that is issued to you by us and (ii) a put option in respect of the Indices that is issued by you to us. You should consult your tax advisor as to the possible consequences of this alternative treatment.

In addition, it is possible that (i) you should not include the Quarterly Contingent Payments (if any) in income as you receive them and instead you should reduce your basis in your Notes by the amount of the Quarterly Contingent Payments that you receive; (ii) you should not include the Quarterly Contingent Payments (if any) in income as you receive them and instead, upon the sale, redemption or maturity of your Notes, you should recognize short-term capital gain or loss in an amount equal to the difference between (a) the amount of the Quarterly Contingent Payments made to you over the term of the Notes (including any Quarterly Contingent Payment received at redemption or maturity or the amount of cash that you receive upon a sale that is attributable to the Quarterly Contingent Payments to be made on the Notes) and (b) the excess (if any) of (1) the amount you paid for your Notes over (2) the amount of cash you receive upon the sale, redemption or maturity (excluding any Quarterly Contingent Payment received at redemption or maturity or the amount of cash that you receive upon a sale that is attributable to the Quarterly Contingent Payments to be made on the Notes); or (iii) if a Quarterly Contingent Payment is made at redemption or maturity, such Quarterly Contingent Payment should not separately be taken into account as ordinary income but instead should increase the amount of capital gain or decrease the amount of capital loss that you recognize at such time.

Furthermore, it is also possible that the Notes could be treated as notional principal contracts that are comprised of a swap component and a loan component. If the Notes were treated as notional principal contracts, you could be required to accrue income over the term of your Notes in respect of the loan component (which may exceed the Quarterly Contingent Payments, if any, that are made on the Notes), and any gain or loss that you recognize upon the maturity of your Notes would likely be treated as ordinary income or loss.

You should consult your tax advisor with respect to these possible alternative treatments.

For a further discussion of the tax treatment of your Notes as well as other possible alternative characterizations, please see the discussion under the heading “Certain U.S. Federal Income Tax Considerations—Certain Notes Treated as Forward Contracts or Executory Contracts” in the accompanying prospectus supplement. You should consult your tax advisor as to the possible alternative treatments in respect of the Notes. For additional, important considerations related to tax risks associated with investing in the Notes, you should also examine the discussion in “Selected Risk Considerations—The U.S. federal income tax treatment of an investment in the Notes is uncertain”, in these preliminary terms.

Medicare Tax. As discussed under “Certain U.S. Federal Income Tax Considerations—Medicare Tax” in the accompanying prospectus supplement, certain U.S. holders will be subject to a 3.8% Medicare tax on their “net investment income” if their modified adjusted gross income for the taxable year is over a certain threshold. Net investment income will include any gain that a U.S. holder recognizes upon the sale, redemption or maturity of the Notes, unless such income is derived in the ordinary course of the conduct of a trade or business (other than a trade or business that consists of certain passive or trading activities). It is not clear, however, whether the Medicare tax would apply to any Quarterly Contingent Payments that you receive on the Notes, unless such Quarterly Contingent Payments are derived in the ordinary course of the conduct of a trade or business (in which case the Quarterly Contingent Payments should be treated as net investment income if they are derived in a trade or business that consists of certain trading or passive activities and should otherwise not be treated as net investment income). Accordingly, U.S. holders that do not hold the Notes in the ordinary conduct of a trade or business should consult their tax advisors regarding the application of the Medicare tax to the Quarterly Contingent Payments.

“Specified Foreign Financial Asset” Reporting. Under legislation enacted in 2010, owners of “specified foreign financial assets” with an aggregate value in excess of $50,000 (and in some circumstances, a higher threshold) may be required to file an information report with respect to such assets with their tax returns. “Specified foreign financial assets” generally include any financial accounts maintained by foreign financial institutions, as well as any of the following (which may include your Notes), but only if they are not held in accounts maintained by financial institutions: (i) stocks and securities issued by non-U.S. persons, (ii) financial instruments and contracts held for investment that have non-U.S. issuers or counterparties and (iii) interests in foreign entities. Holders are urged to consult their tax advisors regarding the application of this legislation to their ownership of the Notes.

Non-U.S. Holders. Barclays currently does not withhold on payments to non-U.S. holders. However, if Barclays determines that there is a material risk that it will be required to withhold on any such payments, Barclays may withhold on any Quarterly Contingent Payments at a 30% rate, unless you have provided to Barclays (i) a valid Internal Revenue Service Form W-8ECI or (ii) a valid Internal Revenue Service Form W-8BEN claiming tax treaty benefits that reduce or eliminate withholding. If Barclays elects to withhold and you have provided Barclays with a valid Internal Revenue Service Form W-8BEN claiming tax treaty benefits that reduce or eliminate withholding, Barclays may nevertheless withhold up to 30% on any Quarterly Contingent Payments it makes to you if there is any possible characterization of the payments that would not

PPS-10

be exempt from withholding under the treaty. Non-U.S. holders will also be subject to the general rules regarding information reporting and backup withholding as described under the heading “Certain U.S. Federal Income Tax Considerations—Information Reporting and Backup Withholding—” in the accompanying prospectus supplement.

In addition, the Treasury Department has issued proposed regulations under Section 871(m) of the Internal Revenue Code which could ultimately require us to treat all or a portion of any payment in respect of your Notes, to the extent attributable to U.S. source dividends, as a “dividend equivalent” payment that is subject to withholding tax at a rate of 30% (or a lower rate under an applicable treaty). However, such withholding would potentially apply only to payments made after December 31, 2013. You could also be required to make certain certifications in order to avoid or minimize such withholding obligations, and you could be subject to withholding (subject to your potential right to claim a refund from the Internal Revenue Service) if such certifications were not received or were not satisfactory. You should consult your tax advisor concerning the potential application of these regulations to payments you receive with respect to the Notes when these regulations are finalized.

SELECTED RISK CONSIDERATIONS

An investment in the Notes involves significant risks. Investing in the Notes is not equivalent to investing directly in the Indices or the index components of the Indices. These risks are explained in more detail in the “Risk Factors” section of the prospectus supplement, including the risk factors discussed under the following headings:

•	“Risk Factors—Risks Relating to All Securities”;

•

“Risk Factors—Additional Risks Relating to Securities with Reference Assets That Are Equity Securities or Shares or Other Interests in Exchange-Traded Funds, That Contain Equity Securities or Shares or Other Interests in Exchange-Traded Funds or That Are Based in Part on Equity Securities or Shares or Other Interests in Exchange-Traded Funds”;

•	“Risk Factors—Additional Risks Relating to Securities with More Than One Reference Asset, Where the Performance of the Security Is Based on the Performance of Only One Reference Asset”;

•	“Risk Factors—Additional Risks Relating to Notes Which Are Not Characterized as Being Fully Principal Protected or Are Characterized as Being Partially Protected or Contingently Protected”; and

•	“Risk Factors—Additional Risks Relating to Notes with a Barrier Percentage or a Barrier Level”.

In addition to the risks described above, you should consider the following:

•

Your Investment in the Notes May Result in a Loss; No Principal Protection—The Notes do not guarantee any return of principal. The payment at maturity depends on whether the Final Level of the Lesser Performing Index is equal to, greater than, or less than its Barrier Level If the Final Level of the Lesser Performing Index is less its Barrier Level, your Notes will be fully exposed to any such decline of the Lesser Performing Index from its Initial Level to its Final Level and you may lose a portion or all of your principal. Specifically, if the Final Level of the Lesser Performing Index is less than its Barrier Level (a decline of 40% compared to its Initial Level), you will lose 1% of your principal amount for every 1% decline in the Final Level of the Lesser Performing Index as compared to its Initial Level.

•

If Your Notes Are Not Called Pursuant to the “Early Redemption at the Option of the Issuer” Provision, the Payment at Maturity on Your Notes will be Based Solely on the Index Return of the Lesser Performing Index—If the Notes are not redeemed by the Issuer (pursuant to the “Early Redemption at the Option of the Issuer” provision) , any payment at maturity (including any final Quarterly Contingent Payment) due on your Notes will be linked solely to the Index Return of the Lesser Performing Index. As such, the payment at maturity, if any, will not reflect the performance of the Index that is not the Lesser Performing Index. For example, if the Final Level of the Lesser Performing Index is less than the its Barrier Level, even though the Index that is not the Lesser Performing Index appreciates from its Initial Level to its Final Level, the calculation of the payment at maturity will not take into account such appreciation and your Notes will be fully exposed to the decline of the Lesser Performing Index from its Initial Level to its Final Level. Similarly, if both Indices have negative Index Returns, any payment at maturity will depend solely on whether the Final Level of the Lesser Performing Index is less than its respective Barrier Level and will not be limited in any way (i) by virtue of the Index Return of the other Index being greater than the Index Return of the Lesser Performing Index; or (ii) by virtue of the Final Level of the other Index not being less than its Barrier Level. Accordingly, your investment in the Notes will result in a return that is less, and may be substantially less, than an investment that is linked to the Index that is not the Lesser Performing Index.

•

The Payment at Maturity of Your Notes is Not Based on the Index Return of the Lesser Performing Index at Any Time Other than the Final Level on the Final Valuation Date—The Final Level of the Lesser Performing Index will be based solely on the Closing Level of the Lesser Performing Index on the Final Valuation Date (subject to adjustments as described in the prospectus supplement). Therefore, if the level of the Lesser Performing Index fell precipitously on the Final Valuation Date, causing the Closing Level of the Lesser Performing Index to fall below the Barrier Level with respect to such Index, the payment at maturity, if any, that you will receive for your Notes may be significantly less than it would otherwise have been had such payment been linked to the level of the Lesser Performing Index prior to such drop.

•

You Will Not Receive More Than the Principal Amount of Your Notes at Maturity—At maturity, in addition to the final Quarterly Contingent Payment, if any, you will not receive more than the principal amount of your Notes, even if the Index Returns of either or both of Indices is greater than 0%. The total payment you receive over the term of the Notes will never exceed the principal amount of your Notes plus the Quarterly Contingent Payments, if any, paid during the term of the Notes.

PPS-11

•

Potential Return Limited to the Quarterly Contingent Payments—The return on the Notes, if any, is limited to the Quarterly Contingent Payment(s), if any. You will not participate in any appreciation in the level of any Index. Moreover, a Quarterly Contingent Payment will not be made on any Quarterly Contingent Payment Date if the Closing Level of the Lesser Performing Index is below its Coupon Barrier Level on the respective Valuation Date. It is possible that you will not receive any Quarterly Contingent Payments during the term of the Notes.

•

Potential Early Exit—While the original term of the Notes is as indicated on the cover page of this pricing supplement, beginning on the Quarterly Contingent Payment Date following the Valuation Date scheduled to occur in May 2014, and each Quarterly Contingent Payment Date thereafter, the Issuer may redeem your Notes (in whole but not in part) at its sole discretion without your consent, provided the Issuer gives at least five Business Days’ prior written notice to the trustee. As such, the term of the Notes may be as short as one (1) year.

If the Issuer exercises its redemption option on any Quarterly Contingent Payment Date, you will receive on the applicable Early Redemption Date 100% of the principal amount of your Notes together with any Quarterly Contingent Payment that may be due on such date. This amount may be less than the payment that you would have otherwise been entitled to receive at maturity, and you may not be able to reinvest any amounts received on the Early Redemption Date in a comparable investment with similar risk and yield. No additional payments will be due after the relevant Early Redemption Date. The Issuer’s right to redeem the Notes may also adversely impact your ability to sell your Notes and the price at which they may be sold. The Issuer’s election to redeem the Notes may further limit your ability to sell your Notes and realize any market appreciation of the value of your Notes.

•

Credit of Issuer—The Notes are senior unsecured debt obligations of the issuer, Barclays Bank PLC and are not, either directly or indirectly, an obligation of any third party. Any payment to be made on the Notes depends on the ability of Barclays Bank PLC to satisfy its obligations as they come due and is not guaranteed by any third party. In the event Barclays Bank PLC were to default on its obligations, you may not receive any amounts owed to you under the terms of the Notes.

•

Suitability of the Notes for Investment—You should reach a decision whether to invest in the Notes after carefully considering, with your advisors, the suitability of the Notes in light of your investment objectives and the specific information set out in this preliminary pricing supplement, the prospectus supplement, the index supplement and the prospectus. Neither the Issuer nor any dealer participating in the offering makes any recommendation as to the suitability of the Notes for investment.

•

No Direct Exposure to Fluctuations in Foreign Exchange Rates—The value of your Notes will not be adjusted for exchange rate fluctuations between the U.S. dollar and the currency in which the stocks composing the EURO STOXX 50 Index are denominated, although any currency fluctuations could affect the performance of the EURO STOXX 50 Index. Therefore, if the applicable currency appreciates or depreciates relative to the U.S. dollar over the term of the Notes, you will not receive any additional payment or incur any reduction in your payment at maturity.

•

Non-U.S. Securities Markets Risks—The component stocks of the EURO STOXX 50 Index are issued by foreign companies in foreign securities markets. These stocks may be more volatile and may be subject to different political, market, economic, exchange rate, regulatory and other risks which may have a negative impact on the performance of the financial products linked to the Index, which may have an adverse effect on the Notes. Also, the public availability of information concerning the issuers of the component stocks of the EURO STOXX 50 Index will vary depending on their home jurisdiction and the reporting requirements imposed by their respective regulators. In addition, the issuers of such component stocks may be subject to accounting, auditing and financial reporting standards and requirement that differ from those applicable to United States reporting companies.

•

Historical Performance of the Indices Should Not Be Taken as Any Indication of the Future Performance of the Indices Over the Term of the Notes—The historical performance of the Indices is not an indication of the future performance of the Indices over the term of the Notes. Therefore, the performance of the Indices over the term of the Notes may bear no relation or resemblance to the historical performance of the Indices.

•

No Dividend Payments or Voting Rights—As a holder of the Notes, you will not have voting rights or rights to receive cash dividends or other distributions or other rights that holders of securities comprising the Indices would have.

•

Lack of Liquidity—The Notes will not be listed on any securities exchange. Barclays Capital Inc. and other affiliates of Barclays Bank PLC intend to make a secondary market for the Notes but are not required to do so, and may discontinue any such secondary market making at any time, without notice. Barclays Capital Inc. may at any time hold unsold inventory, which may inhibit the development of a secondary market for the Notes. Even if there is a secondary market, it may not provide enough liquidity to allow you to trade or sell the Notes easily. Because other dealers are not likely to make a secondary market for the Notes, the price at which you may be able to trade your Notes is likely to depend on the price, if any, at which Barclays Capital Inc. and other affiliates of Barclays Bank PLC are willing to buy the Notes. The Notes are not designed to be short-term trading instruments. Accordingly, you should be able and willing to hold your Notes to maturity.

•

The Estimated Value of Your Notes is Expected to be Lower Than the Initial Issue Price of Your Notes—The estimated value of your Notes on the initial valuation date is expected to be lower, and may be significantly lower, than the initial issue price of your Notes. The difference between the initial issue price of your Notes and the estimated value of the Notes is expected as a result of certain factors, such as any sales commissions expected to be paid to Barclays Capital Inc. or another affiliate of ours, any selling concessions, discounts, commissions or fees expected to be allowed or paid to non-affiliated

PPS-12

intermediaries, the estimated profit that we or any of our affiliates expect to earn in connection with structuring the Notes, the estimated cost which we may incur in hedging our obligations under the Notes, and estimated development and other costs which we may incur in connection with the Notes.

•

The Estimated Value of the Notes is Based on Our Internal Pricing Models, Which May Prove to be Inaccurate and May be Different from the Pricing Models of Other Financial Institutions—The estimated value of your Notes on the initial valuation date is based on our internal pricing models, which take into account a number of variables and are based on a number of subjective assumptions, which may or may not materialize. These variables and assumptions are not evaluated or verified on an independent basis. Further, our pricing models may be different from other financial institutions’ pricing models and the methodologies used by us to estimate the value of the Notes may not be consistent with those of other financial institutions which may be purchasers or sellers of Notes in the secondary market. As a result, the secondary market price of your Notes may be materially different from the estimated value of the Notes determined by reference to our internal pricing models.

•

The Estimated Value of Your Notes Is Not a Prediction of the Prices at Which You May Sell Your Notes in the Secondary Market, if any, and Such Secondary Market Prices, If Any, Will Likely be Lower Than the Initial Issue Price of Your Notes and Maybe Lower Than the Estimated Value of Your Notes—The estimated value of the Notes will not be a prediction of the prices at which Barclays Capital Inc., other affiliates of ours or third parties may be willing to purchase the Notes from you in secondary market transactions (if they are willing to purchase, which they are not obligated to do). The price at which you may be able to sell your Notes in the secondary market at any time will be influenced by many factors that cannot be predicted, such as market conditions (see “Many Economic and Market Factors Will Impact the Value of the Notes” below), and any bid and ask spread for similar sized trades, and may be substantially less than our estimated value of the Notes. Further, as secondary market prices of your Notes take into account the levels at which our debt securities trade in the secondary market, and do not take into account our various costs related to the Notes such as fees, commissions, discounts, and the costs of hedging our obligations under the Notes, secondary market prices of your Notes will likely be lower than the initial issue price of your Notes. As a result, the price, at which Barclays Capital Inc., other affiliates of ours or third parties may be willing to purchase the Notes from you in secondary market transactions, if any, will likely be lower than the price you paid for your Notes, and any sale prior to the maturity date could result in a substantial loss to you.

•

The Temporary Price at Which We May Initially Buy The Notes in the Secondary Market And the Value We May Initially Use for Customer Account Statements, If We Provide Any Customer Account Statements At All, May Not Be Indicative of Future Prices of Your Notes—Assuming that all relevant factors remain constant after the initial valuation date, the price at which Barclays Capital Inc. may initially buy or sell the Notes in the secondary market (if Barclays Capital Inc. makes a market in the Notes, which it is not obligated to do) and the value that we may initially use for customer account statements, if we provide any customer account statements at all, may exceed our estimated value of the Notes on the initial valuation date, as well as the secondary market value of the Notes, for a temporary period after the initial issue date of the Notes. The price at which Barclays Capital Inc. may initially buy or sell the Notes in the secondary market and the value that we may initially use for customer account statements may not be indicative of future prices of your Notes.

•

We and Our Affiliates May Engage in Various Activities or Make Determinations That Could Materially Affect Your Notes in Various Ways and Create Conflicts of Interest—We and our affiliates establish the offering price of the Notes for initial sale to the public, and the offering price is not based upon any independent verification or valuation. Additionally, the role played by Barclays Capital Inc., as a dealer in the Notes, could present it with significant conflicts of interest with the role of Barclays Bank PLC, as issuer of the Notes. For example, Barclays Capital Inc. or its representatives may derive compensation or financial benefit from the distribution of the Notes and such compensation or financial benefit may serve as an incentive to sell these Notes instead of other investments. We may pay dealer compensation to any of our affiliates acting as agents or dealers in connection with the distribution of the Notes. Furthermore, we and our affiliates make markets in and trade various financial instruments or products for their own accounts and for the account of their clients and otherwise provide investment banking and other financial services with respect to these financial instruments and products. These financial instruments and products may include securities, instruments or assets that may serve as the underliers, basket underliers or constituents of the underliers of the Notes. Such market making, trading activities, other investment banking and financial services may negatively impact the value of the Notes. Furthermore, in any such market making, trading activities, and other services, we or our affiliates may take positions or take actions that are inconsistent with, or adverse to, the investment objectives of the holders of the Notes. We and our affiliates have no obligation to take the needs of any buyer, seller or holder of the Notes into account in conducting these activities.

•

Taxes—The U.S. federal income tax treatment of the Notes is uncertain and the Internal Revenue Service could assert that the Notes should be taxed in a manner that is different than described above. As discussed further in the accompanying prospectus supplement, the Internal Revenue Service issued a notice in 2007 indicating that it and the Treasury Department are actively considering whether, among other issues, you should be required to accrue interest over the term of an instrument such as the Notes at a rate that may exceed the Quarterly Contingent Payments (if any) that you receive on the Notes and whether all or part of the gain you may recognize upon the sale, redemption or maturity of an instrument such as the Notes should be treated as ordinary income. Similarly, the Internal Revenue Service and the Treasury Department have current projects open with regard to the tax treatment of pre-paid forward contracts and contingent notional principal contracts. While it is impossible to anticipate how any ultimate guidance would affect the tax treatment of instruments such as the Notes (and while any such guidance may be issued on a prospective basis only), such guidance could be applied retroactively

PPS-13

and could in any case (i) increase the likelihood that you will be required to accrue income in respect of the Notes even if you do not receive any payments with respect to the Notes until redemption or maturity and (ii) require you to accrue income in respect of the Notes in excess of any Quarterly Contingent Payments you receive on the Notes. The outcome of this process is uncertain. In addition, any character mismatch arising from your inclusion of ordinary income in respect of any Quarterly Contingent Payments and capital loss (if any) upon the sale, redemption or maturity of your Notes may result in adverse tax consequences to you because an investor's ability to deduct capital losses is subject to significant limitations. You should consult your tax advisor as to the possible alternative treatments in respect of the Notes.

•

Many Economic and Market Factors Will Impact the Value of the Notes—In addition to the levels of the Indices on any index business day and other factors described above, the value of the Notes will be affected by a number of economic and market factors that may either offset or magnify each other, including:

•	the expected volatility of the Indices;

•	the time to maturity of the Notes;

•	the market price and dividend rate on the common stocks underlying the Indices;

•	interest and yield rates in the market generally;

•	a variety of economic, financial, political, regulatory or judicial events;

•	supply and demand for the Notes; and

•	our creditworthiness, including actual or anticipated downgrades in our credit ratings.

INFORMATION REGARDING THE INDICES

Description of the EURO STOXX 50® Index

The EURO STOXX 50 Index is composed of 50 European blue-chip companies from within the Eurozone portion of the STOXX 600 Supersector indices. The STOXX 600 Supersector indices contain the 600 largest stock traded on the major exchanges of 18 European countries and are organized into the following 19 Supersectors: automobiles & parts; banks; basic resources; chemicals; construction & materials; financial services; food & beverage; health care; industrial goods & services; insurance; media; oil & gas; personal & household goods; real estate; retail; technology; telecommunications; travel & leisure; and utilities. For additional information about EURO STOXX 50 Index, see the information set forth under “Non-Proprietary Indices—Equity Indices—EURO STOXX 50® Index” in the accompanying index supplement.

Historical Information Regarding the EURO STOXX 50® Index

The following table sets forth the high and low Closing Levels of the EURO STOXX 50® Index, as well as end-of-quarter Closing Levels, during the periods indicated below.

Quarter/Period Ending	Quarterly High	Quarterly Low	Quarterly Close
March 31, 2008	4,339.23	3,431.82	3,628.06
June 30, 2008	3,882.28	3,340.27	3,352.81
September 30, 2008	3,445.66	3,000.83	3,038.20
December 31, 2008	3,113.82	2,165.91	2,447.62
March 31, 2009	2,578.43	1,809.98	2,071.13
June 30, 2009	2,537.35	2,097.57	2,401.69
September 30, 2009	2,899.12	2,281.47	2,872.63
December 31, 2009	2,992.08	2,712.30	2,964.96
March 31, 2010	3,017.85	2,631.64	2,931.16
June 30, 2010	3,012.65	2,488.50	2,573.32
September 30, 2010	2,827.27	2,507.83	2,747.90
December 31, 2010	2,890.64	2,650.99	2,792.82
March 31, 2011	3,068.00	2,721.24	2,910.91
June 30, 2011	3,011.25	2,715.88	2,848.53
September 30, 2011	2,875.67	1,995.01	2,140.41
December 30, 2011	2,476.92	2,090.25	2,316.55
March 30, 2012	2,608.42	2,286.45	2,477.28
June 29, 2012	2,501.18	2,068.66	2,264.72
September 28, 2012	2,594.56	2,151.54	2,454.26
December 31, 2012	2,659.95	2,427.32	2,635.93
March 31, 2013	2,749.27	2,570.52	2,624.02
May 24, 2013*	2,835.01	2,553.49	2,764.29

*	For the period commencing April 1, 2013 and ending on May 24, 2013

PPS-14

The following graph sets forth the historical performance of EURO STOXX 50® Index the based on daily Closing Levels from January 2, 2008 through May 24, 2013. The Closing Level of the EURO STOXX 50® Index on May 24, 2013 was 2,764.29.

We obtained the EURO STOXX 50® Index closing levels above from Bloomberg, L.P, without independent verification. The historical levels of the EURO STOXX 50® Index should not be taken as an indication of future performance, and no assurance can be given as to the Closing Level of the EURO STOXX 50® Index on any Valuation Date. We cannot give you assurance that the performance of the EURO STOXX 50® Index will result in the return of any of your principal.

PAST PERFORMANCE IS NOT INDICATIVE OF FUTURE RESULTS

Description of the Russell 2000® Index

RUSSELL 2000® INDEX

All information regarding the Russell 2000® Index set forth in this pricing supplement reflects the policies of, and is subject to change by, Russell Investments (“Russell”), the index sponsor. The Russell 2000® Index was developed by Russell and is calculated, maintained and published by Russell. The Russell 2000® Index is reported by Bloomberg under the ticker symbol “RTY <Index>”.

The Russell 2000® Index is designed to track the performance of the small capitalization segment of the U.S. equity market. As a subset of the Russell 3000® Index (the “Russell 3000”), it consists of approximately 2,000 of the smallest companies (based on a combination of their market capitalization and the current index membership) included in the Russell 3000 and represented, as of March 31, 2013, approximately 10% of the total market capitalization of the Russell 3000. The Russell 3000, in turn, comprises the 3,000 largest U.S. companies as measured by total market capitalization, which together represented, as of March 31, 2013, approximately 98% of the investable U.S. equity market.

Selection of Stocks Underlying the Russell 2000® Index

Security Inclusion Criteria

•

U.S. company. All companies eligible for inclusion in the Russell 2000® Index must be classified as a U.S. company under Russell’s country-assignment methodology. If a company is incorporated, has a stated headquarters location, and company stock trades in the same country (American Depositary Receipts and American Depositary Shares are not eligible for this purpose), then the company is assigned to its country of incorporation. If any of the three factors are not the same, Russell defines three Home Country Indicators (“HCIs”): country of incorporation, country of headquarters, and country of the most liquid exchange as defined by a two-year average daily dollar trading volume (“ADDTV”) from all exchanges within a country. After the HCIs are defined, the next step in the country assignment involves an analysis of assets by location. Russell cross-compares the primary location of the company’s assets with the three HCIs. If the primary location of its assets matches any of the HCIs, then the company is assigned to the primary location of its assets. If there is insufficient information to determine the country in which the company’s assets are primarily located, Russell will use the primary location of the company’s revenues to cross-compare with the three HCIs and assign a country in a similar manner. Beginning in 2011, Russell will use the average of two years of assets or revenues data, in order to reduce potential turnover. Assets and revenues data are retrieved from each company’s annual report as of the last trading day in May. If conclusive country details cannot be derived from assets or revenues data, Russell will assign the company to the country of its

PPS-15

headquarters, which is defined as the address of the company’s principal executive offices, unless that country is a Benefit Driven Incorporation “BDI” country, in which case the company will be assigned to the country of its most liquid stock exchange. BDI countries include: Anguilla, Antigua and Barbuda, Bahamas, Barbados, Belize, Bermuda, British Virgin Islands, Cayman Islands, Channel Islands, Cook Islands, Faroe Islands, Gibraltar, Isle of Man, Liberia, Marshall Islands, Netherlands Antilles, Panama, and Turks and Caicos Islands. For any companies incorporated or headquartered in a U.S. territory, including countries such as Puerto Rico, Guam, and U.S. Virgin Islands, a U.S. HCI is assigned.

•

Trading requirements. All securities eligible for inclusion in the Russell 3000 must trade on a major U.S. exchange. Bulletin Board, pink-sheet or over-the-counter traded securities are not eligible for inclusion.

•

Minimum closing price. Stock must trade at or above US$1.00 on their primary exchange on the last trading day in May to be considered eligible for inclusion in the Russell 3000 during annual reconstitution or during initial public offering (IPO) eligibility. If a stock’s closing price is less than US$1.00 on the last day of May, it will be considered eligible if the average of the daily closing prices (from its primary exchange) during the month of May is equal to or greater than US$1.00. Nonetheless, a stock’s closing price (on its primary exchange) on the last trading day in May will be used to calculate market capitalization and index membership. Initial public offerings are added each quarter and must have a closing price at or above US$1.00 on the last day of their eligibility period in order to qualify for index inclusion.

•

Primary exchange pricing. If a stock, new or existing, does not have a closing price at or above US$1.00 (on its primary exchange) on the last trading day in May, but does have a closing price at or above US$1.00 on another major U.S. exchange, that stock will be eligible for inclusion.

•	Minimum total market capitalization. Companies with a total market capitalization of less than US$30 million are not eligible for the Russell 2000® Index.

•

Minimum available shares/float requirement. Companies with only a small portion of their shares available in the marketplace are not eligible for the Russell Indices. Companies with 5% or less will be removed from eligibility.

•

Company structure. Royalty trusts, limited liability companies, closed-end investment companies, blank check companies, special purpose acquisition companies (SPACs) and limited partnerships are excluded from inclusion in the Russell 3000. Business development companies (BDCs) are eligible.

•	Shares excluded. Preferred stock, convertible preferred stock, redeemable shares, participating preferred stock, warrant rights and trust receipts are not eligible for inclusion.

•

Deadline for inclusion. Stocks must be listed on the last trading day in May and Russell must have access to documentation on that date supporting the company’s eligibility for inclusion. This information includes corporate description, verification of incorporation, number of shares outstanding and other information needed to determine eligibility. IPOs will be considered for inclusion on a quarterly basis.

All Russell indices, including the Russell 2000® Index, are reconstituted annually to reflect changes in the marketplace. The companies that meet the eligibility criteria are ranked on the last trading day of May of every year based on market capitalization using data available at that time, with the reconstitution taking effect as of the first trading day following the last Friday of June of that year. If the last Friday in June is the 28th, 29th or 30th day of June, reconstitution will occur the Friday prior.

Market Capitalization

The primary criteria used to determine the initial list of common stocks eligible for inclusion in the Russell 3000, and thus the Russell 2000® Index, is total market capitalization, which is calculated by multiplying the total outstanding shares by the market price as of the last trading day in May for those securities being considered for the purposes of the annual reconstitution. IPO eligibility is determined each quarter.

•

Determining total shares outstanding. Only common stock is used to determine market capitalization for a company. Any other form of shares, including preferred stock, convertible preferred stock, redeemable shares, participating preferred stock, warrants and rights or trust receipts, are excluded from the calculation. If multiple share classes of common stock exist, they are combined. In cases where the common stock share classes act independently of each other (e.g., tracking stocks), each class is considered for inclusion separately.

•

Determining price. During each annual reconstitution, the last traded price on the last trading day in May of that year from the primary exchange is used to determine market capitalization. If a security does not trade on its primary exchange, the lowest price from another major U.S. exchange is used. In the case where multiple share classes exist, the primary trading vehicle is identified and used to determine price. For new members, the common share class with the highest trading volume will be considered the primary trading vehicle, and its associated price and trading symbol will be included in the Russell 2000® Index.

PPS-16

Capitalization Adjustments

A security’s shares are adjusted to include only those shares available to the public, often referred to as “free float”. The purpose of this adjustment is to exclude from market calculations the capitalization that is not available for purchase and is not part of the investable opportunity set. Stocks are weighted in all Russell indices, including the Russell 2000® Index, by their float-adjusted market capitalization, which is calculated by multiplying the primary closing price by the available shares.

The following types of shares are removed from total market capitalization to arrive at free float or available market capitalization:

•	Cross ownership. Shares held by another member of a Russell index are considered cross-owned and all such shares will be adjusted regardless of percentage held.

•

Large corporate and private holdings. Shares held by another listed company (non-member) or private individuals will be adjusted if greater than 10% of shares outstanding. Share percentage is determined either by those shares held by an individual or a group of individuals acting together. For example, officers and directors holdings would be summed together to determine if they exceed 10%. However, not included in this class are institutional holdings, including investment companies, partnerships, insurance companies, mutual funds, banks or venture capital funds.

•	Employee stock ownership plan shares. Corporations that have employee stock ownership plans that comprise 10% or more of the shares outstanding are adjusted.

•	Unlisted share classes. Classes of common stock that are not traded on a U.S. exchange are adjusted.

•	IPO lock-ups. Shares locked-up during an IPO are not available to the public and are thus excluded from the market value at the time the IPO enters the Russell indices.

•

Government holdings. Holdings listed as “government of” are considered unavailable and will be removed entirely from available shares. Shares held by government investment boards and/or investment arms will be treated similar to large private holdings and removed if the holding is greater than 10%. Any holding by a government pension fund is considered institutional holdings and will not be removed from available shares.

Corporate Actions Affecting the Russell 2000® Index

Changes to all Russell U.S. indices, including the Russell 2000® Index, are made when an action is final.

•

“No replacement” rule. Securities that leave the Index, between reconstitution dates, for any reason (e.g., mergers, acquisitions or other similar corporate activity) are not replaced. Thus, the number of securities in the Index over a year may fluctuate according to corporate activity.

•	Mergers and acquisitions. Merger and acquisition activity results in changes to the membership and weighting of members within the Russell 2000® Index.

•

Re-incorporations. Members of the Russell 2000® Index that are re-incorporated to another country are analyzed for country assignment the following year during reconstitution, as long as they continue to trade in the U.S. Companies that re-incorporate and no longer trade in the U.S. are immediately deleted from the Russell 2000® Index and placed in the appropriate country within the Russell Global Index. Those that re-incorporate to the U.S. during the year will be assessed during reconstitution for membership.

•

Re-classifications of shares (primary vehicles). Primary vehicles will not be assessed or change outside of a reconstitution period unless the existing class ceases to exist. In the event of extenuating circumstances signalling a necessary primary vehicle change, proper notification will be made.

•

Rights offerings. Rights offered to shareholders are reflected in the Russell 2000® Index the date the offer expires for non-transferable rights and on the ex-date for transferable rights. In both cases, the price is adjusted to account for the value of the right on the ex-date, and shares are increased according to the terms of the offering on that day. Rights issued in anticipation of a takeover event, or “poison pill” rights are excluded from this treatment and no price adjustment is made for their issuance or redemption.

•

Changes to shares outstanding. Changes to shares outstanding due to buyback (including Dutch Auctions), secondary offerings, merger activity with a non- Index member and other potential changes are updated at the end of the month (with the sole exception of June) which the change is reflected in vendor supplied updates and verified by Russell using an SEC filing. For a change in shares to occur, the cumulative change to available shares must be greater than 5%.

•

Spin-offs. The only additions between reconstitution dates are as a result of spin-offs, reincorporations and IPOs. Spin-off companies are added to the Russell 2000® Index if warranted by the market capitalization of the spin-off company.

PPS-17

•

Tender offers. A company acquired as the result of a tender offer is removed when the tender offer has fully expired and it is determined the company will finalize the process with a short form merger. Shares of the acquiring company, if a member of the Russell 2000® Index, will be increased simultaneously.

•

Delisting. Only companies listed on U.S. exchanges are included in the Russell 2000® Index. Therefore, when a company is delisted from a U.S. exchange and moved to over-the-counter trading, the company is removed from the Russell 2000® Index.

•

Bankruptcy and voluntary liquidations. Companies that file for Chapter 7 liquidation bankruptcy or file any other liquidation plan will be removed from the Russell 2000® Index at the time of the filing. Companies filing for a Chapter 11 re-organization bankruptcy will remain a member of the Russell 2000® Index, unless delisted from their primary exchange. In that case, normal delisting rules will apply.

•

Stock distributions. Stock distributions can take two forms: (1) a stated amount of stock distributed on the ex-date or (2) an undetermined amount of stock based on earnings and profits on a future date. In both cases, a price adjustment is made on the ex-date of the distribution. Shares are increased on the ex-date for category (1) and on the pay-date for category (2).

•

Dividends. Gross dividends are included in the daily total return calculation of the Russell 2000® Index based on their ex-dates. The ex-date is used rather than the pay-date because the market place price adjustment for the dividend occurs on the ex-date. Monthly, quarterly and annual total returns are calculated by compounding the reinvestment of dividends daily. The reinvestment and compounding is at the total index level, not at the security level. Stock prices are adjusted to reflect special cash dividends on the ex-date. If a dividend is payable in stock and cash and the stock rate cannot be determined by the ex-date, the dividend is treated as cash.

•

Halted securities. Halted securities are not removed from the Russell 2000® Index until the time they are actually delisted from the exchange. If a security is halted, it remains in the Index at the last traded price from the primary exchange until the time the security resumes trading or is officially delisted.

Additional information on the Russell 2000® Index is available on the following website: http://www.russell.com. No information on the website shall be deemed to be included or incorporated by reference in this pricing supplement.

License Agreement

Barclays Bank PLC has entered into a non-exclusive license agreement with the Russell Investments (“Russell”) whereby we, in exchange for a fee, are permitted to use the Russell 2000 Index and its related trademarks in connection with certain Notes, including the Notes. We are not affiliated with Russell; the only relationship between Russell and us is any licensing of the use of Russell’s indices and trademarks relating to them.

The license agreement between Russell and Barclays Bank PLC provides that the following language must be set forth in the pricing supplement:

“The Notes are not sponsored, endorsed, sold, or promoted by Russell Investments (“Russell”). Russell makes no representation or warranty, express or implied, to the owners of the Notes or any member of the public regarding the advisability of investing in Notes generally or in the Notes particularly or the ability of the Russell 2000® Index (the “Russell 2000 Index”) to track general stock market performance or a segment of the same. Russell’s publication of the Russell 2000 Index in no way suggests or implies an opinion by Russell as to the advisability of investment in any or all of the Notes upon which the Russell 2000 Index is based. Russell’s only relationship to Barclays Bank PLC and its affiliates is the licensing of certain trademarks and trade names of Russell and of the Russell 2000 Index which is determined, composed and calculated by Russell without regard to Barclays Bank PLC and its affiliates or the Notes. Russell is not responsible for and has not reviewed the Notes nor any associated literature or publications and Russell makes no representation or warranty, express or implied, as to their accuracy or completeness, or otherwise. Russell reserves the right, at any time and without notice, to alter, amend, terminate or in any way change the Russell 2000 Index. Russell has no obligation or liability in connection with the administration, marketing or trading of the Notes.

RUSSELL DOES NOT GUARANTEE THE ACCURACY AND/OR THE COMPLETENESS OF THE RUSSELL 2000 INDEX OR ANY DATA INCLUDED THEREIN AND RUSSELL SHALL HAVE NO LIABILITY FOR ANY OMISSIONS, OR INTERRUPTIONS THEREIN. RUSSELL MAKES NO WARRANTY, EXPRESS OR IMPLIED, AS TO RESULTS TO BE OBTAINED BY BARCLAYS BANK PLC AND/OR ITS AFFILIATES, INVESTORS, OWNERS OF THE NOTES, OR ANY OTHER PERSON OR ENTITY FROM THE USE OF THE RUSSELL 2000 INDEX OR ANY DATA INCLUDED THEREIN. RUSSELL MAKES NO EXPRESS OR IMPLIED WARRANTIES, AND EXPRESSLY DISCLAIMS ALL WARRANTIES OF MERCHANTABILITY OR FITNESS FOR A PARTICULAR PURPOSE OR USE WITH RESPECT TO THE RUSSELL 2000 INDEX OR ANY DATA INCLUDED THEREIN. WITHOUT LIMITING ANY OF THE FOREGOING, IN NO EVENT SHALL RUSSELL HAVE ANY LIABILITY FOR ANY SPECIAL, PUNITIVE, INDIRECT, OR CONSEQUENTIAL DAMAGES (INCLUDING LOST PROFITS), EVEN IF NOTIFIED OF THE POSSIBILITY OF SUCH DAMAGES.”

PPS-18

“Russell 2000® Index” and “Russell 3000® Index” are trademarks of Russell Investments and have been licensed for use by Barclays Bank PLC. The Notes are not sponsored, endorsed, sold, or promoted by Russell Investments and Russell Investments makes no representation regarding the advisability of investing in the Notes.

Historical Information Regarding the Russell 2000® Index

The following table sets forth the high and low closing levels of the Russell 2000® Index, as well as end-of-quarter closing levels, during the periods indicated below.

Quarter/Period Ending	Quarterly High	Quarterly Low	Quarterly Close
March 31, 2008	687.97	643.97	687.97
June 30, 2008	689.66	686.07	689.66
September 30, 2008	679.58	657.72	679.58
December 31, 2008	499.45	385.31	499.45
March 31, 2009	422.75	343.26	422.75
June 30, 2009	508.28	429.16	508.28
September 30, 2009	604.28	479.27	604.28
December 31, 2009	625.39	562.40	625.39
March 31, 2010	678.64	586.49	678.64
June 30, 2010	609.49	609.49	609.49
September 30, 2010	676.14	590.03	676.14
December 31, 2010	783.65	669.45	783.65
March 31, 2011	843.55	773.18	843.55
June 30, 2011	827.43	777.20	827.43
September 30, 2011	689.95	650.96	689.95
December 30, 2011	740.92	609.49	740.92
March 30, 2012	830.30	747.28	830.30
June 29, 2012	798.49	737.24	798.49
September 30, 2012	837.45	767.75	837.45
December 31, 2012	849.35	769.48	849.35
March 31, 2013	951.54	872.60	951.54
May 24, 2013*	998.78	901.51	984.28

*	High, low and closing prices are for the period starting April 1, 2013 and ending May 24, 2013.

The following graph sets forth the historical performance of Russell 2000® Index the based on daily closing levels from January 1, 2008 through May 24, 2013. The closing level of the Russell 2000® Index on May 24, 2013 was 984.28.

We obtained the Russell 2000® Index closing levels above from Bloomberg, L.P, without independent verification. The historical levels of the Russell 2000® Index should not be taken as an indication of future performance, and no assurance can be given as to the Closing Level of the Russell 2000® Index on the Basket Final Valuation Date. We cannot give you assurance that the performance of the Russell 2000® Index will result in the return of any of your principal.

PAST PERFORMANCE IS NOT INDICATIVE OF FUTURE RESULTS

PPS-19

ADDITIONAL INFORMATION

If any Reference Asset is (a) a security or other financial instrument admitted to trading on a trading venue in the European Union (other than a security or other financial instrument whose principal trading venue is located outside the European Union), (b) a derivative relating to such a security or financial instrument (or to the issuer of such a security or financial instrument) or (c) a debt instrument issued by the European Union or any of its member states or any sovereign issuer that is an instrumentality or political sub-division of the European Union or any of its member states, or any derivative relating thereto (any of (a), (b) or (c) being a “European Financial Instrument”), or if any Reference Asset is an index, basket of securities or interest in an exchange traded fund or similar entity which includes one or more European Financial Instruments, then as a holder of the Notes, you may be deemed to have an indirect interest in those underlying European Financial Instruments for purposes of EU Regulation No 26/2012 of 14 March 2012 on short selling and certain aspects of credit default swaps (the “EU Short Selling Regulation”). Subject to certain exceptions, the EU Short Selling Regulation prohibits investors, wherever located, from directly or indirectly making uncovered short sales of European Financial Instruments or European sovereign credit default swaps. The EU Short Selling Regulation also requires investors, wherever located, who hold directly or indirectly a net short position in European Financial Instruments to comply with certain notification and disclosure obligations depending on the size of their net short position. You should consult with your own legal advisers regarding any investment in the Notes, as you may need to consider your investment in the Notes for purposes of compliance with the EU Short Selling Regulation.

SUPPLEMENTAL PLAN OF DISTRIBUTION

We will agree to sell to Barclays Capital Inc. (the “Agent”), and the Agent will agree to purchase from us, the principal amount of the Notes, and at the price, specified on the cover of the related pricing supplement, the document that will be filed pursuant to Rule 424(b) containing the final pricing terms of the Notes. For each Note sold in this offering, the Agent will receive a commission of up to 1.55% or $15.50, subject to reduction for volume purchase discounts, and the Agent may retain all or a portion of these commissions or use all or a portion of these commission to pay a variable selling concession or fee to other dealers of up to 1.55% or $15.50, subject to reduction for volume purchase discounts.

The price to public, the Agent’s commission (and the related selling concession or fee to other dealers) per Note may be reduced for volume purchase discounts depending on the aggregate amount of Notes purchased by a particular investor according to the following chart:

Aggregate Principal Amount of Notes for Any Single Investor	Price to Public per Note	Agent’s Commission
<$1,000,000	$1000.00	1.55%
>= $1,000,000	$995.00	0.50%

The Agent will commit to take and pay for all of the Notes, if any are taken.

PPS-20